                                                       RULE NO. 424(b)(2)
                                                       REGISTRATION NO. 33-51615

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 10, 1994)

                                 $150,000,000
                      BANKERS TRUST NEW YORK CORPORATION
                 7 1/8% SUBORDINATED NOTES DUE MARCH 15, 2006

                               ----------------
                  Interest payable March 15 and September 15
                               ----------------

      INTEREST ON THE OFFERED NOTES IS PAYABLE BY BANKERS TRUST NEW YORK CORPORATION (THE "CORPORATION") SEMI-ANNUALLY ON MARCH 15 AND SEPTEMBER
        15 IN EACH YEAR, BEGINNING SEPTEMBER 15, 1996, AND THE OFFERED NOTES WILL MATURE ON MARCH 15, 2006. THE OFFERED NOTES WILL BE
             UNSECURED AND SUBORDINATED AS DESCRIBED HEREIN UNDER
             "CERTAIN TERMS OF THE OFFERED NOTES--SUBORDINATION."

  THE OFFERED NOTES  MAY NOT BE  REDEEMED PRIOR TO MATURITY.  PAYMENT OF THE
    PRINCIPAL OF THE OFFERED NOTES MAY  BE ACCELERATED ONLY IN THE CASE OF
      CERTAIN   EVENTS   INVOLVING   THE   BANKRUPTCY,   INSOLVENCY   OR
        REORGANIZATION  OF  THE  CORPORATION.  THERE  IS NO  RIGHT  OF
          ACCELERATION IN THE  CASE OF A  DEFAULT IN THE PERFORMANCE
            OF  ANY COVENANT  OF  THE  CORPORATION,  INCLUDING THE
              PAYMENT OF PRINCIPAL OR INTEREST. SEE "DESCRIPTION
                OF   DEBT   SECURITIES"   IN  THE   PROSPECTUS
                ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

 THE OFFERED NOTES WILL BE REPRESENTED BY GLOBAL SECURITIES REGISTERED IN THE
  NAME OF THE  NOMINEE OF THE  DEPOSITORY TRUST COMPANY, NEW  YORK, NEW YORK
   ("DTC"), WHICH  WILL  ACT AS  THE DEPOSITORY.  INTERESTS IN  THE OFFERED
    NOTES  REPRESENTED  BY  GLOBAL  SECURITIES   WILL  BE  SHOWN  ON,  AND
     TRANSFERS THEREOF WILL BE  EFFECTED ONLY THROUGH, RECORDS MAINTAINED
      BY  THE  DEPOSITORY  AND  ITS DIRECT  AND  INDIRECT  PARTICIPANTS.
        EXCEPT AS DESCRIBED  HEREIN, OFFERED NOTES  IN DEFINITIVE  FORM
         WILL NOT BE ISSUED. SETTLEMENT FOR THE OFFERED NOTES WILL BE
          MADE  IN IMMEDIATELY  AVAILABLE FUNDS.  THE  OFFERED NOTES
           WILL   TRADE   IN   THE  DEPOSITORY'S   SAME-DAY   FUNDS
            SETTLEMENT   SYSTEM  AND   SECONDARY  MARKET   TRADING
             ACTIVITY  FOR   THE  OFFERED  NOTES  WILL  THEREFORE
               SETTLE  IN  IMMEDIATELY   AVAILABLE  FUNDS.   ALL
                PAYMENTS  OF PRINCIPAL  AND  INTEREST  WILL  BE
                 MADE  BY   THE  CORPORATION  IN  IMMEDIATELY
                  AVAILABLE  FUNDS  OR  THE EQUIVALENT.  SEE
                   "CERTAIN  TERMS OF  THE  OFFERED NOTES--
                   SAME-DAY SETTLEMENT AND PAYMENT."

                               ----------------

   THE OFFERED NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE
        NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                          OTHER GOVERNMENTAL AGENCY.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY  OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A  CRIMINAL
       OFFENSE.

                               ----------------
                  PRICE 99.330% AND ACCRUED INTEREST, IF ANY
                               ----------------

                                                 UNDERWRITING
                                     PRICE TO   DISCOUNTS AND     PROCEEDS TO
                                    PUBLIC(1)   COMMISSIONS(2) CORPORATION(1)(3)
                                    ---------   -------------- -----------------
Per Offered Note.................    99.330%        .419%           98.911%
Total............................  $148,995,000    $628,500      $148,366,500

--------
 (1) Plus accrued interest from March 22, 1996, if any.
 (2) The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (3) Before deduction of expenses payable by the Corporation estimated at $100,000.

                               ----------------
  The Offered Notes are offered, subject to prior sale, when as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by White & Case, counsel for the Underwriters. It is expected that delivery of the Offered Notes will be made on or about March 22, 1996 through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY & CO.
   Incorporated
   BT SECURITIES CORPORATION
     CHASE SECURITIES, INC.
              SMITH BARNEY INC.
                  ABN AMRO SECURITIES (USA), INC.
                           FIRST UNION CAPITAL MARKETS CORP.

March 19, 1996

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE PROSPECTUS OR IN THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER OR HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Bankers Trust New York Corporation......................................... S-3
Selected Consolidated Financial Data and Other Information ................ S-5
Certain Terms of the Offered Notes......................................... S-6
Experts.................................................................... S-7
Validity of Offered Notes.................................................. S-7
Underwriters............................................................... S-8

                                   PROSPECTUS

Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Bankers Trust New York Corporation.........................................   3
Use of Proceeds............................................................   4
Description of Debt Securities.............................................   4
Description of Warrants....................................................  10
Book-Entry Securities......................................................  19
United States Taxation.....................................................  21
Foreign Currency Risks.....................................................  21
Validity of Offered Securities.............................................  22
Experts....................................................................  22
Plan of Distribution.......................................................  22

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE OFFERED NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       BANKERS TRUST NEW YORK CORPORATION

GENERAL

  Bankers Trust New York Corporation (the "Corporation") is a bank holding company, incorporated under the laws of the State of New York in 1965. At December 31, 1995, the Corporation had consolidated total assets of $104 billion. The Corporation's principal banking subsidiary is Bankers Trust Company ("Bankers"). Bankers, founded in 1903, is among the largest commercial banks in New York City and the United States, based on consolidated total assets. The Corporation concentrates its financial and managerial resources on selected markets and services its clients by meeting their needs for financing, advisory, processing and sophisticated risk management solutions. The core organizational units of the Corporation are Investment Banking, Risk Management Products and Services, Trading and Positioning, Investment Management, Client Transaction Processing, Asia, Latin America, Australia/New Zealand and All Other. Among the institutional market segments served are corporations, banks, other financial institutions, governments and agencies, retirement plans, not-for-profit organizations, wealthy individuals, foundations and private companies. Bankers originates loans and other forms of credit, accepts deposits, arranges financings and provides numerous other commercial banking and financial services. Bankers provides a broad range of financial advisory services to its clients. It also engages in the proprietary trading of currencies, securities, derivatives and commodities.

  The Corporation is a legal entity separate and distinct from its subsidiaries, including Bankers. There are various legal limitations governing the extent to which the Corporation's banking subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, the Corporation or certain of its other subsidiaries. The rights of the Corporation to participate in any distribution of assets of any subsidiary upon its dissolution, winding-up, liquidation or reorganization or otherwise are subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be a creditor of that subsidiary and its claims are recognized. Claims on the Corporation's subsidiaries by creditors other than the Corporation include long-term debt and substantial obligations with respect to deposit liabilities, trading liabilities, federal funds purchased, securities sold under repurchase agreements and commercial paper, as well as various other liabilities.

  The Corporation's principal executive offices are located at 280 Park Avenue, New York, New York 10017 and its telephone number is (212) 250-2500.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                        1991 1992 1993 1994 1995
                                                        ---- ---- ---- ---- ----
      Excluding Interest on Deposits................... 1.40 1.44 1.71 1.28 1.05
      Including Interest on Deposits................... 1.22 1.28 1.48 1.21 1.03

  For purposes of computing these consolidated ratios, earnings represent income before income taxes, cumulative effects of accounting changes and equity in undistributed income of unconsolidated subsidiaries and affiliates, plus fixed charges excluding capitalized interest. Fixed charges represent all interest expense (ratios are presented both excluding and including interest on deposits), the portion of net rental expense which is deemed representative of the interest factor, the amortization of debt issuance expense and capitalized interest.

CONSOLIDATED RESULTS OF OPERATIONS

  Bankers Trust New York Corporation earned $126 million for the quarter ended December 31, 1995, compared with $101 million in the fourth quarter of 1994, an increase of 25%. Primary earnings per share were $1.36 for the fourth quarter of 1995, up 14% from the prior year's fourth quarter. Return on average common equity for the fourth quarter of 1995 was 11%. The Corporation earned $155 million, or $1.72 primary earnings per share, for the quarter ended September 30, 1995.

  For the full year 1995, the Corporation earned $250 million, or $2.46 primary earnings per share, excluding an after-tax provision for severance-related costs of $35 million taken in connection with the Corporation's expense reduction programs. Net income for the year, including the effect of this provision, was $215 million, or $2.03 primary earnings per share. For the year ended December 31, 1994, the Corporation earned $615 million, or $7.17 primary earnings per share.

  Details with respect to the foregoing are set forth in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference.

CORPORATE DEVELOPMENTS

  On January 1, 1996, Frank N. Newman, the former Deputy Secretary of the Treasury who had been elected president of the Corporation and Bankers on October 19, 1995, assumed the role of chief executive. In early February 1996, Richard H. Daniel, the former chief financial officer of Federal Home Loan Mortgage Corporation, joined the Corporation and Bankers as chief financial officer.

  Following the sharp increase in interest rates during the first quarter of 1994, various counterparties that had entered into leveraged derivative transactions with certain subsidiaries of the Corporation experienced losses and some of those counterparties have made claims against the Corporation. The Corporation has settled some of the claims made by certain counterparties and is contesting allegations made by others. In the fourth quarter of 1994, Procter & Gamble brought a lawsuit against Bankers. In the first quarter of 1995 the suit was amended to include BT Securities Corporation, and in the third quarter of 1995, the suit was further amended to add claims under Title IX of the Organized Crime Control Act of 1970. The suit seeks to void and rescind two interest rate swap transactions entered into with Bankers and claims $195.5 million in compensatory damages and unspecified punitive damages. There can be no assurance that there will not be other such actions or claims in the future.

  On December 22, 1994, BT Securities Corporation ("BT Securities"), a subsidiary of the Corporation, entered into a settlement agreement with the Securities and Exchange Commission (the "Commission") and the Commodity Futures Trading Commission (the "CFTC") concerning all investigations of the Corporation and its subsidiaries by those agencies with respect to the conduct of its privately negotiated over-the-counter derivatives (the "Derivatives") business. As part of that settlement, the Commission and the CFTC agreed not to further pursue Bankers Trust related entities concerning Derivatives matters prior to the settlement date (although they did reserve the right to pursue individuals), and BT Securities paid $10 million in civil penalties and agreed to and has retained independent consultants to examine its conduct of the Derivatives business. The Corporation also has agreed to implement the consultants' recommendations.

  The Corporation, Bankers and BT Securities have also entered into a Written Agreement with the Federal Reserve Bank of New York and a Memorandum of Understanding with the New York State Banking Department concerning the Corporation's leveraged derivative transactions business, both of which call for an independent counsel review.

  The Corporation cannot predict the effect on the derivatives business generally, or the Corporation's derivatives business in particular, of these events or of the current legislative, regulatory and media attention being given to the derivatives industry.

  Details with respect to the foregoing are set forth in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference.

          SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

  The following selected consolidated financial data at and for each of the three years ended December 31, 1995 have been derived from and are qualified in their entirety by the detailed financial information and consolidated financial statements of the Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1995 which is incorporated herein by reference.

                                               AT OR FOR THE
                                                 YEAR ENDED
                                                DECEMBER 31,
                                   ----------------------------------------
                                       1993          1994          1995
                                   ------------  ------------  ------------
                                   ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Condensed Consolidated Statement
 of Income:
 Interest revenue................       $ 4,436       $ 5,030  $      5,886
 Interest expense................         3,122         3,858         5,069
                                   ------------  ------------  ------------
 Net interest revenue............         1,314         1,172           817
 Provision for credit losses.....            93            25            31
                                   ------------  ------------  ------------
 Net interest revenue after pro-
  vision for credit losses.......         1,221         1,147           786
 Noninterest revenue.............         3,364         2,473         2,423
 Noninterest expenses............         3,035         2,751         2,898
                                   ------------  ------------  ------------
 Income before income taxes and
  cumulative effects of account-
  ing changes....................         1,550           869           311
 Income taxes....................           480           254            96
                                   ------------  ------------  ------------
 Income before cumulative ef-
  fects of accounting changes....         1,070           615           215
 Cumulative effects of account-
  ing changes (1)................           (75)          --             --
                                   ------------  ------------  ------------
 Net income......................  $        995  $        615  $        215
                                   ============  ============  ============
 Net income applicable to common
  stock..........................  $        972  $        587  $        164
                                   ============  ============  ============
Per Common Share Data:
 Primary earnings per share
  Income before cumulative ef-
   fects of accounting changes...  $      12.40  $       7.17  $       2.03
  Net income.....................         11.51          7.17          2.03
 Fully diluted earnings per
  share
  Income before cumulative ef-
   fects of accounting changes...         12.29          7.17          2.02
  Net income.....................         11.41          7.17          2.02
 Cash dividends declared.........          3.24          3.70          4.00
  --as a percentage of net in-
   come (2)......................            26%           52%          198%
 Book value (3)..................         51.90         53.67         50.58
Profitability Ratios:
 Return on average common stock-
  holders' equity (2)............         26.33%        13.48%         3.98%
 Return on average total assets
  (2)............................          1.25           .59           .20
Consolidated Balances, End of Pe-
 riod:
 Trading assets..................  $     48,276  $     47,514       $47,893
 Loans...........................        15,200        12,501        12,633
 Total assets....................        92,082        97,016       104,002
 Deposits........................        22,776        24,939        25,708
 Securities sold under repur-
  chase agreements...............        23,834        15,617        15,247
 Other short-term borrowings.....        18,992        18,222        15,761
 Long-term debt..................         5,597         6,455         9,294
 Common stockholders' equity.....         4,284         4,309         4,119
 Total stockholders' equity......         4,534         4,704         4,984
Consolidated Capital Ratios, End
 of Period:
 Common stockholders' equity to
  total assets...................          4.65%         4.44%         3.96%
 Total stockholders' equity to
  total assets...................          4.92          4.85          4.79%
 Risk-based capital ratios (4)
   Tier 1 Capital................          8.50          9.05          8.51%
   Total Capital.................         14.46         14.77         13.90%
 Leverage Ratio..................          6.28          5.26          5.12%
EMPLOYEES........................        13,571        14,529        14,069

--------
(1) The Corporation adopted the accounting standards for postretirement benefits other than pensions (SFAS 106) and post-employment benefits (SFAS
    112) effective January 1, 1993, and for income taxes (SFAS 109) effective January 1, 1992.
(2) These figures exclude the cumulative effects of accounting changes recorded in 1993.
(3) This calculation includes the effect of common shares issuable under deferred stock awards.
(4) At both December 31, 1994 and December 31, 1993, all three regulatory capital ratios excluded any benefit from the adoption of SFAS 115.

                       CERTAIN TERMS OF THE OFFERED NOTES

GENERAL

  The Corporation's 7 1/8% Subordinated Notes due March 15, 2006 offered hereby (the "Offered Notes") will be limited to $150,000,000 aggregate principal amount and will mature on March 15, 2006. The Offered Notes may not be redeemed prior to stated maturity and are not entitled to any sinking fund. The Offered Notes will be issued pursuant to an Indenture, dated as of April 1, 1992, between the Corporation and Marine Midland Bank (formerly Marine Midland Bank, N.A.), as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto, dated as of January 15, 1993, between the Corporation and the Trustee (collectively, the "Subordinated Indenture"). The Offered Notes will bear interest at the rate of 7 1/8% per annum from March 22, 1996, payable semi-annually on March 15 and September 15 in each year, beginning on September 15, 1996, to the persons in whose names the Offered Notes (or any predecessor Offered Notes) are registered at the close of business on the March 1 and September 1 next preceding such interest payment date.

  The Offered Notes will be issued in fully registered form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The paying agent, registrar and transfer agent for the Offered Notes will be the corporate trust department of Bankers in The City of New York.

  Reference should be made to the Prospectus for a description of other terms of the Offered Notes and the information contained herein concerning the Offered Notes is qualified by reference to the provisions of the Indenture, including the definitions therein of certain terms. See "Description of Debt Securities." Defined terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.


BOOK-ENTRY SYSTEM

  The Offered Notes will be issued in the form of one or more fully registered Global Securities (collectively, the "Global Security"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), as depository for the Global Security (the "Depository"), and registered in the name of DTC's nominee. Transfers or exchanges of beneficial interests in the Global Security may be effected only through a participating member of DTC. Under certain limited circumstances Offered Notes may be issued in certificated form in exchange for the Global Security. See "Book-Entry Securities" in the Prospectus accompanying this Prospectus Supplement. In the event that Offered Notes are issued in certificated form, such Offered Notes may be transferred or exchanged at the offices described in the second following paragraph.

  Payment of principal of, and interest on, Offered Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Security. None of the Corporation, the Trustee, any Paying Agent or any other agent of the Corporation or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  In the event that Offered Notes are issued in certificated form, principal and interest will be payable, the transfer of the Offered Notes will be registrable and Offered Notes will be exchangeable for Offered Notes bearing identical terms and provisions at the office of the agent of the Corporation in The City of New York designated for such purpose, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the person entitled thereto.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the Offered Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Corporation in immediately available funds or the equivalent, so long as the Depository continues to make its Same-Day Funds Settlement System available to the Corporation.

  Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Offered Notes will trade in the Depository's Same-Day Funds Settlement System, and secondary market trading activity in the Offered Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Offered Notes.

SUBORDINATION

  THE OFFERED NOTES WILL BE SUBJECT TO THE SUBORDINATION PROVISIONS AS SET FORTH IN THE SUBORDINATED INDENTURE AND DESCRIBED IN "DESCRIPTION OF DEBT SECURITIES--SUBORDINATION OF SUBORDINATED DEBT SECURITIES" IN THE PROSPECTUS, AS SUPPLEMENTED BELOW.

  For the purposes of the Offered Notes, "Existing Subordinated Indebtedness" means the Corporation's 7 1/2% Subordinated Notes due November 15, 2015, 7 1/8% Subordinated Notes due 2010, 7 1/2% Subordinated Notes due 2010, 6.00% Subordinated Notes due October 15, 2008, 7.50% Convertible Capital Securities due 2033, 7 5/8% Convertible Capital Securities due 2033, Subordinated LIBOR/CMT Floating Rate Debentures due 2003, Subordinated Floating Rate Notes due 2005, Subordinated Constant Maturity Treasury Floating Rate Debentures due 2003, 7.25% Subordinated Debentures due January 15, 2003, Subordinated Floating Rate Notes due 2002, 7 1/8% Subordinated Debentures due July 31, 2002, 8 1/8% Subordinated Debentures due May 15, 2002, 7.50% Subordinated Debentures due January 15, 2002, 9.00% Subordinated Debentures due August 1, 2001, 9.40% Subordinated Debentures due March 1, 2001, 9.50% Subordinated Debentures due June 14, 2000, Zero Coupon Subordinated Yen Notes due 1997-2004, Subordinated Floating Rate Notes due 2004, 9.20% Subordinated Capital Notes due July 15, 1999, Subordinated Money Market Capital Notes, Series A, B and C due 1999, 8% Subordinated Debentures due March 15, 1997, 8 1/4% Subordinated Debentures due July 2, 1996, 8 1/8% Subordinated Notes due 2002, 8 1/4% Subordinated Notes due 2005 and Subordinated Yen Loan due 2005.

  As of December 31, 1995, Senior Indebtedness and Other Financial Obligations of the Corporation aggregated approximately $12 billion.

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Offered Notes but subordinate to other obligations of the Corporation, including obligations of the Corporation in respect of Other Financial Obligations.

                                    EXPERTS

  The consolidated financial statements of the Corporation for the year ended December 31, 1995, appearing in the Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                           VALIDITY OF OFFERED NOTES

  The validity of the Offered Notes will be passed upon for the Corporation by Gordon S. Calder, Jr., Esq., a Managing Director and Counsel of Bankers, and for the Underwriters by White & Case, New York, New York. White & Case performs services for the Corporation from time to time. Mr. Calder has an interest in a number of shares equal to less than 0.02 percent of the Corporation's outstanding common stock. The foregoing supersedes "Validity of Offered Securities" in the Prospectus.

                                  UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Corporation has agreed to sell to them, severally, the respective principal amounts of Offered Notes set forth opposite the names of such Underwriters below.

                                                                PRINCIPAL AMOUNT
  NAME                                                          OF OFFERED NOTES
  ----                                                          ----------------
  Morgan Stanley & Co. Incorporated............................   $ 30,000,000
  BT Securities Corporation....................................     30,000,000
  Chase Securities, Inc........................................     30,000,000
  Smith Barney Inc.............................................     30,000,000
  ABN AMRO Securities (USA), Inc...............................     15,000,000
  First Union Capital Markets Corp.............................     15,000,000
                                                                  ------------
    Total......................................................   $150,000,000
                                                                  ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Offered Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Offered Notes if any are taken.

  The Underwriters initially propose to offer part of the Offered Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .325% of the principal amount of the Offered Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Offered Notes to other Underwriters or to certain other dealers. After the initial offering of the Offered Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Corporation does not intend to apply for listing of the Offered Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Offered Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Notes.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  This Prospectus Supplement and the accompanying Prospectus may also be delivered in connection with sales of the Offered Notes by affiliates of the Corporation that have acquired such Offered Notes.

  The Underwriters and certain of their associates and affiliates may be customers of (including borrowers from), engage in transactions with, and/or perform services for the Corporation and its subsidiaries (including Bankers) in the ordinary course of business.

  BT Securities is a wholly owned subsidiary of the Corporation. The underwriting arrangements for this offering comply with the requirements of Schedule E of the By-laws of the National Association of Securities Dealers, Inc. ("NASD") regarding a NASD member firm's underwriting securities of an affiliate.

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